AMENDMENT TO FUND PARTICIPATION AGREEMENT

(Institutional Shares)

This Amendment to the Fund Participation Agreement (“Agreement”) dated September 1, 1995, between Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the “Trust”), and Annuity Investors Life Insurance Company, an Ohio life insurance company (the “Company”) is effective as of May 1, 2004.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

2.	All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

ANNUITY INVESTORS LIFE INSURANCE COMPANY	JANUS ASPEN SERIES

By: /s/ John P. Gruber	By: /s/ Bonnie M. Howe
Name: John P. Gruber	Name: Bonnie M. Howe
Title: Vice President	Title: Vice President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account and Date Established by the Board of Directors.	Contracts Funded By Separate Account

Annuity Investors Variable Account A (established May 26, 1995)	The Commodore Americus Individual Flexible Premium Deferred Annuity

The Commodore Nauticus Group Flexible Premium Deferred Annuity

Annuity Investors Variable Account B (established December 19, 1996)	The Commodore Spirit (formerly known as Navigator) Individual and Group Flexible Premium Deferred Annuity

The Commodore Advantage Individual and Group Flexible Premium Deferred Annuity

The Commodore Independence Individual and Group Flexible Premium Deferred Annuity